Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

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SOPHiA GENETICS SA

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	(1)	Other	200,000	$3.36	$672,000.00	0.0001531	$102.88

Total Offering Amounts:							$672,000.00		102.88
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$102.88

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the Registrant is also registering hereunder an indeterminate number of ordinary shares that may be issued in connection with anti-dilution provisions or stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share and maximum aggregate offering price are based on the average of the high and low sale prices of the ordinary shares as reported on the Nasdaq Global Select Market on July 29, 2025, which date is within five business days prior to filing this registration statement.